Exhibit 8

GMAC LLC

767 Fifth Avenue, 14th Floor, Tax Staff

New York, New York 10153

BRANCHES THROUGHOUT	EXECUTIVE OFFICES
THE WORLD	DETROIT

July 25, 2006

GMAC LLC

200 Renaissance Center

Detroit, Michigan 48265

Re: GMAC LLC

$15,000,000,000 SmartNotes(SM) due from

Nine Months to Thirty Years from Date of Issue

Dear Sirs and Mesdames:

I have acted as special tax counsel to GMAC LLC (the “Company”) in connection with the Registration Statement under the Securities Exchange Act of 1933 on Form S-3, filed today, to which this opinion is attached as an exhibit, and the Prospectus (the “Prospectus”) for the proposed issue and sale of $15,000,000,000 of SmartNotes(SM) due Nine Months Thirty Years from Date of Issue (the “Notes”), and, in that capacity, I have furnished certain opinions to it.

I hereby confirm to you the opinion set forth under the heading “United States Federal Taxation” in the Prospectus. As indicated in that opinion, the discussion sets forth a general summary of certain United States Federal income tax consequences of ownership and disposition of Notes by original holders of Notes who have purchased them at their issue price. Holders are advised to consult their own tax advisors concerning the application United States Federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. I am an attorney admitted to the Bar of the State of New York, and have expressed no opinion (herein or in the Prospectus) as to the laws of any jurisdiction other than the Federal tax laws of the United States of America, as currently in effect.

I hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the reference to tax counsel under the heading “United States Federal Taxation” in the Prospectus.

Very truly yours,

/s/ Anne M. Buscaglia
Anne M. Buscaglia
Tax Director & Tax Counsel
General Motors Corporation